EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed on or about this date and any amendments thereto, with respect to beneficial ownership by the undersigned of shares of common stock, $.01 par value per share, of LodgeNet Interactive Corporation, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: March 23, 2009

Victorian Capital LP, Incorporated

By: SGH V (GP) Limited

its General Partner

By:	/s/Nicholas Degnen
	Name:	Nicholas Degnen
	Title:	Director

SGH V (GP) Limited

By:	/s/Nicholas Degnen
	Name:	Nicholas Degnen
	Title:	Director